December 8, 2008

For Immediate Release

Reporters May Contact:
Kelly Polonus, Great Southern Bank, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Completes Capital Purchase Program Transaction
Great Southern Issues $58 million of Perpetual Preferred Stock to the U.S. Treasury

Springfield, Mo. – (PR Newswire) – (NASDAQ:GSBC) - Great Southern Bancorp, Inc., the holding company for Great Southern Bank, announced today that it is participating in the U.S. Treasury’s voluntary Capital Purchase Program. The Capital Purchase Program, a part of the Emergency Economic Stabilization Act of 2008, is designed to provide capital to healthy financial institutions, thereby increasing confidence in the banking industry and increasing the flow of financing to businesses and consumers. Great Southern has received $58.0 million from the U.S. Treasury through the sale of 58,000 shares of the Company’s newly authorized Fixed Rate Cumulative Perpetual Preferred Stock, Series A. Great Southern also issued to the U.S. Treasury a warrant to purchase 909,091 shares of common stock at $9.57 per share. The amount of preferred shares sold represents approximately 3% of the Company’s risk-weighted assets as of September 30, 2008.

Great Southern President and CEO Joseph W. Turner commented, “We are steadfastly committed to positioning our Company for long-term growth and increasing shareholder value. After careful consideration, Great Southern’s Board of Directors and management team determined that the Company’s participation in the Capital Purchase Program was the right decision for the Company and our shareholders. While our Company currently exceeds all ‘well capitalized’ regulatory benchmarks, this cost-effective investment by the Treasury significantly enhances our capital position in these uncertain economic times. Additional capital will expand our ability to provide appropriate lending to businesses and consumers in our market, will provide greater flexibility in considering strategic opportunities that will likely arise, and will enhance our ability to support economic activity in our market area.”

At September 30, 2008, all of the Company’s regulatory capital ratios were above applicable regulatory benchmarks for “well-capitalized” financial institutions. With the $58 million capital increase from the issuance of the preferred stock, on a pro forma basis at September 30, 2008, the Company’s tier one risk-based capital ratio would have increased from 10.36% to 13.26% (compared to the well-capitalized threshold of 6%), and the total risk-based capital ratio would have increased from 11.61% to 14.50% (compared to the well-capitalized threshold of 10%).

Through its preferred stock investment, the Treasury will receive a cumulative dividend of 5% per year for the first five years, or $2.9 million per year, and 9% per year thereafter. The preferred shares are callable after three years at 100% of the issue price, subject to the approval of the Company’s federal regulator. Earlier redemptions of the preferred stock also require that the Company complete an equity offering of at least $14.5 million (or 25% of original preferred stock issuance).

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A summary of the Capital Purchase Program can be found on the Treasury’s web site at www.ustreas.gov/initiatives/eesa.

With total assets of $2.5 billion, Great Southern offers banking, investment, insurance and travel services. Headquartered in Springfield, Mo., Great Southern operates 39 retail banking centers and 170 ATMs throughout southwest, west and central Missouri. The company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., and St. Louis.  Great Southern Bancorp is a public company and its common stock (ticker: GSBC) is listed on the NASDAQ Global Select stock exchange.

www.greatsouthernbank.com

Forward-Looking Statements

When used in future filings by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result" "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.